Surf Air Mobility Appoints David Anderman to Board of Directors

Mr. Anderman previously served as General Counsel of SpaceX

and COO/General Counsel of Lucasfilm Ltd.

LOS ANGELES — December 19, 2024 — Surf Air Mobility Inc. (NYSE: SRFM) (“the Company”,“Surf Air”), a leading regional air mobility platform, announced the appointment of David Anderman to the Company’s board of directors effective December 17, 2024. Mr. Anderman served as Chief Legal Officer of Surf Air from June 2023 to May 2024.

Mr. Anderman currently serves as the Co-Founder and General Partner of Stellar Ventures, a venture fund investing in the next generation of space entrepreneurs. Mr. Anderman was General Counsel of SpaceX from June 2019 to December 2020, during which time he supported the launch of satellite internet network Starlink and the launch of NASA astronauts to the International Space Station.

Prior to SpaceX, Mr. Anderman served 16 years at Lucasfilm Ltd., starting as the junior lawyer and rising through the ranks to become General Counsel and Chief Operating Officer. He negotiated the deal to sell Lucasfilm to the Walt Disney Company in 2012. He has held C-level positions at a series of technology startups. Mr. Anderman began his career as an intellectual property litigator in Silicon Valley.

“David Anderman brings valuable experience, insight, and expertise to our board of directors, and to our SurfOS AI-powered software being developed with Palantir to revolutionize aviation management with all-in-one software,” said Carl Albert, Chairman of Surf Air Mobility.

About Surf Air Mobility

Surf Air Mobility is a Los Angeles-based regional air mobility platform and the largest commuter airline in the U.S. by scheduled departures as well as the largest passenger operator of Cessna Caravans in the U.S. In addition to its airline operations, Surf Air Mobility is currently developing an AI powered airline software operating system and is working toward certification of electric powertrain technology. Surf Air Mobility plans to offer our technology solutions to the entire regional air mobility industry to improve safety, efficiency, profitability and reduce emissions.

Forward-Looking Statement

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers of this release should be aware of the speculative nature of forward-looking statements. These statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company and reflect the Company’s current views concerning future events. As such, they are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. These and other risks are discussed in detail in the periodic reports that the Company files with the SEC, and investors are urged to review those periodic reports and the Company’s other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, before making an investment decision. The Company assumes no obligation to update its forward-looking statements except as required by law.

Surf Air Mobility Media Contacts

Press press@surfair.com

Investors: investors@surfair.com